Exhibit 10.2

Exhibit “F”

Attached to and made a part of the Participation and Exploration Agreement between Rex and Williams, as defined therein.

TAX PARTNERSHIP PROVISIONS

(For Special Elections, See Sections 8 and 9)

Table of Contents

1. GENERAL PROVISIONS	2
1.1 DESIGNATION OF DOCUMENTS.	2
1.2 RELATIONSHIP OF THE PARTIES.	2
1.3 PRIORITY OF PROVISIONS OF THIS EXHIBIT.	2
1.4 SURVIVORSHIP.	2
2. TAX REPORTING PARTNER AND TAX MATTERS PARTNER	3
2.1 TAX REPORTING PARTNER.	3
2.2 IF SMALL Tax PARTNERSHIP EXCEPTION FROM TEFRA NOT APPLICABLE.	3
3. INCOME TAX COMPLIANCE AND CAPITAL ACCOUNTS	5
3.1 TAX RETURNS.	5
3.2 FAIR MARKET VALUE CAPITAL ACCOUNTS.	5
3.3 INFORMATION REQUESTS.	5
3.4 BEST EFFORTS WITHOUT LIABILITY.	5
4. TAX AND FMV CAPITAL ACCOUNT ELECTIONS	5
4.1 GENERAL ELECTIONS.	5
4.2 DEPLETION.	5
4.3 ELECTION OUT UNDER CODE 761(a).	6
4.4 CONSENT REQUIREMENTS FOR SUBSEQUENT TAX OR FMV CAPITAL ACCOUNT ELECTIONS.	6
5. CAPITAL CONTRIBUTIONS AND FMV CAPITAL ACCOUNTS	6
5.1 CAPITAL CONTRIBUTIONS.	6
5.2 FMV CAPITAL ACCOUNTS.	7
6. TAX PARTNERSHIP ALLOCATIONS	7
6.1 FMV CAPITAL ACCOUNT ALLOCATIONS.	7
6.2 TAX RETURN AND TAX BASIS CAPITAL ACCOUNT ALLOCATIONS.	10
7. TERMINATION AND LIQUIDATING DISTRIBUTION	11
7.1 TERMINATION OF THE TAX PARTNERSHIP.	11
7.2 BALANCING OF FMV CAPITAL ACCOUNTS.	11
7.3 DEEMED SALE GAIN/LOSS CHARGE BACK.	11
7.4 DEFICIT MAKE-UP OBLIGATION AND BALANCING CASH CONTRIBUTIONS.	11
7.5 DISTRIBUTION TO BALANCE CAPITAL ACCOUNTS.	12
7.6 FMV DETERMINATION.	12
7.7 FINAL DISTRIBUTION.	12
8. TRANSFERS, INDEMNIFICATION, AND CORRESPONDENCE	12
8.1 TRANSFER OF TAX PARTNERSHIP INTERESTS.	12
8.2 CORRESPONDENCE.	12
9. ELECTIONS AND CHANGES TO ABOVE PROVISIONS	13
9.1 INTENTIONALLY OMITTED.	13
9.2 SPECIAL TAX ELECTIONS.	13
9.3 CHANGE OF MAJORITY FOR OTHER TAX ELECTIONS.	13

API Model Tax Partnership Agreement (1997-Rev.) (Additionally Revised)

1.	GENERAL PROVISIONS

1.1	DESIGNATION OF DOCUMENTS.

This exhibit is referred to in, and is part of, that Agreement identified above and, if so provided, a part of any agreement to which the Agreement is an exhibit. Such agreement(s) (including all exhibits thereto, other than this exhibit) shall be hereinafter referred to as the “Agreement;” and this exhibit is hereinafter referred to as the “Exhibit” or the “Tax Partnership Provisions” (the “TPPs”). Except as may be otherwise provided in this Exhibit, terms defined and used in the Agreement shall have the same meaning when used herein.

1.2	RELATIONSHIP OF THE PARTIES.

The Tax Partnership is by and between Williams Production Appalachia LLC (“Williams Appalachia”) and Rex Energy I, LLC and R.E. Gas Development, LLC, (together “Rex”) hereinafter referred to as “Party” or “Parties.” The Parties understand and agree that the arrangement and undertakings evidenced by the Agreement result in a partnership for purposes of Federal income taxation and certain State income tax laws which incorporate or follow Federal income tax principles as to tax partnerships. Such partnership for tax purposes is hereinafter referred to as the “Tax Partnership.” For every other purpose of the Agreement the Parties understand and agree that their legal relationship to each other under applicable State law with respect to all property subject to the Agreement is one of tenants in common, or undivided interest owners, or lessee(s) -sublessee(s) and not a partnership; that the liabilities of the Parties shall be several and not joint or collective; and that each Party shall be responsible solely for its own obligations.

1.3	PRIORITY OF PROVISIONS OF THIS EXHIBIT.

If there is a conflict or inconsistency, whether direct or indirect, actual or apparent, between the terms and conditions of this Exhibit and the terms and conditions of the Agreement, or any other exhibit or any part thereof, the terms and conditions of this Exhibit shall govern and control.

1.4	SURVIVORSHIP. Subject to Section 4.3,

1.4.1 Any termination of the Agreement shall not affect the continuing application of the TPPs for the termination and liquidation.

1.4.2 Any termination of the Agreement shall not affect the continuing application of the TPPs for the resolution of all matters regarding Federal and State income reporting.

1.4.3 These TPPs shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and assigns.

1.4.4 The effective date of the Agreement shall be the effective date of these TPPs. The Tax Partnership shall continue in full force and effect from, and after such date, until termination and liquidation.

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2.	TAX REPORTING PARTNER AND TAX MATTERS PARTNER

2.1	TAX REPORTING PARTNER.

Williams Appalachia shall be the “tax reporting partner” (the “TRP”) responsible for compliance with all tax reporting obligations of the Tax Partnership, see Section 3.1, below. In the event of any change in the TRP, the Party serving as TRP at the beginning of a given taxable year shall continue as TRP with respect to all matters concerning such year. Upon the request of any Party, the TRP will cooperate with such Party in connection with any administrative or judicial proceedings with respect to tax matters relating to the Tax Partnership.

2.2	IF SMALL PARTNERSHIP EXCEPTION FROM TEFRA NOT APPLICABLE.

If the Tax Partnership does not qualify for the “small partnership exception” from, or if the Tax Partnership elects (see infra Elections at Sections 4.1 and 9.2) to be subject to, 6221 et seq., Subchapter C of Chapter 53 of Subtitle A (the “TEFRA rules”) of the Internal Revenue Code (the “Code”) the TRP shall also be the tax matters partner as defined in Code 6231(a) (the “TMP”) and references to the TRP shall then include references to the TMP and vice versa.

The TMP, as representative of the Tax Partnership, shall be authorized to do each and all of the following: (a) to carry out and supervise the Tax Partnership’s response to any audit or examination by the IRS of the Tax Partnership’s tax returns to the extent that such audit or examination relates to possible adjustments of Tax Partnership items at the Tax Partnership level; (b) to defend in applicable administrative and/or judicial proceedings against any adjustments to Tax Partnership items which may be proposed by the IRS; and (c) to retain and pay counsel to represent the Tax Partnership in connection with any such audit, examination, or administrative or judicial proceeding. All costs and expenses related to any such audit, examination or proceeding shall be paid by the Tax Partnership, and each Party shall execute such documents as are necessary or appropriate to authorize counsel retained by the TMP to represent the Tax Partnership with respect to any and all Tax Partnership items in connection with any such audit, examination or proceeding. In no case shall the TMP or the Tax Partnership be liable for any additional tax payable by a Party attributable to adjustments to Tax Partnership items resulting from any such audit, examination or proceeding or for any costs of separate counsel retained by any Party to represent such Party in connection with any such audit, examination or proceeding. The TMP shall have similar authority with respect to any audits, examinations, or administrative or judicial proceedings related to state or local tax matters that affect Tax Partnership items at the Tax Partnership level.

2.2.1 The TMP shall not be required to incur any expenses for the preparation for, or pursuance of, administrative or judicial proceedings, unless the Parties agree on a method for sharing such expenses.

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2.2.2 The Parties shall furnish the TMP, within two weeks from the receipt of the request, the information the TMP may reasonably request to comply with the requirements on furnishing information to the Internal Revenue Service.

2.2.3 The TMP shall not agree to any extension of the statute of limitations for making assessments on behalf of the Tax Partnership without first obtaining the written consent of all Parties. The TMP shall not bind any other Party to a settlement agreement in tax audits without obtaining the written concurrence of any such Party.

2.2.4 Any other Party who enters in a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined in Code 6231(a)(3), shall notify the other Parties of the terms within ninety (90) days from the date of such settlement.

2.2.5 If any Party intends to file a notice of inconsistent treatment under Code 6222(b), such Party shall, prior to the filing of such notice, notify the TMP of the (actual or potential) inconsistency of the Party’s intended treatment of a partnership item with the treatment of that item by the Tax Partnership. Within one week of receipt the TMP shall remit copies of such notification to the other Parties. If an inconsistency notice is filed solely because a Party has not received a Schedule K-1 in time for filing of its income tax return, the TMP need not be notified.

2.2.6 No Party shall file pursuant to Code 6227 a request for an administrative adjustment of partnership items (the “RFAA”) without first notifying all other Parties. If all other Parties agree with the requested adjustment, the TMP shall file the RFAA on behalf of the Tax Partnership. If unanimous consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the RFAA, if shorter, any Party, including the TMP, may file a RFAA on its own behalf.

2.2.7 Any Party intending to file with respect to any partnership item, or any other tax matter involving the Tax Partnership, a petition under Code 6226, 6228, or any other provision, shall notify the other Parties prior to such filing of the nature of the contemplated proceeding. In the case where the TMP is the Party intending to file such petition, such notice shall be given within a reasonable time to allow the other Parties to participate in the choice of the forum for such petition. If the Parties do not agree on the appropriate forum, then the forum shall be chosen by majority vote. Each Party shall have a vote in accordance with its percentage interest in the Tax Partnership for the year under audit. If a majority cannot agree, the TMP shall choose the forum. If a Party intends to seek review of any court decision rendered as a result of such proceeding, the Party shall notify the other Parties prior to seeking such review.

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3.	INCOME TAX COMPLIANCE AND CAPITAL ACCOUNTS

3.1	TAX RETURNS.

The TRP shall prepare and file all required Federal and State partnership income tax returns. Not less than thirty (30) days prior to the return due date (including extensions), the TRP shall submit to each Party for review a copy of the return as proposed.

3.2	FAIR MARKET VALUE CAPITAL ACCOUNTS.

The TRP shall establish and maintain for each Party fair market value (“FMV”) capital accounts and tax basis capital accounts in accordance with the TPPs. Upon request, the TRP shall submit to each Party along with a copy of any proposed partnership income tax return an accounting of such Party’s FMV capital account and tax basis capital account as of the end of the return period.

3.3	INFORMATION REQUESTS.

In addition to any obligation under Section 2.2.2, each Party agrees to furnish to the TRP not later than sixty (60) days before the return due date (including extensions) such information relating to the operations conducted under the Agreement as may be required for the proper preparation of such returns. Similarly, each Party agrees to furnish timely to the TRP, as requested, any the information and data necessary for the preparation and/or filing of other required reports and notifications, and for the computation of the capital accounts. As provided in Code 6050K(c), a Party transferring its interest must notify the TRP to allow compliance with Code 6050K(a) (see also Section 8.1).

3.4	BEST EFFORTS WITHOUT LIABILITY.

The TRP and each of the other Parties shall use its reasonable best efforts to comply with responsibilities outlined in this Section, and with respect to the service as TMP as outlined Section 2.2, and in doing so shall incur no liability to any other Party.

4.	TAX AND FMV CAPITAL ACCOUNT ELECTIONS

4.1	GENERAL ELECTIONS.

For both income tax return and capital account purposes, the Tax Partnership shall elect:

a) to deduct when incurred intangible drilling and development costs (“IDC”);

b) for calculating depreciation, to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation, or the units of production method, as determined by the TRP;

c) the accrual method of accounting;

d) to report income on a calendar year basis;

and the Tax Partnership shall also make any elections as specially noted in Section 9.2, below.

4.2	DEPLETION.

Solely for FMV capital account purposes, depletion shall be calculated by using simulated cost depletion within the meaning of Treas. Reg. 1.704-1(b)(2)(iv)(k)(2), unless the use of simulated percentage depletion is elected in Section 9.2, below. The simulated cost

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depletion allowance shall be determined under the principles of Code 612 and be based on the FMV capital account basis of each Lease. Solely for purposes of this calculation, remaining reserves shall be determined consistently by the TRP.

4.3	ELECTION OUT UNDER CODE 761(a).

4.3.1 The TRP shall notify all Parties of an intended election to be excluded from the application of Subchapter K of Chapter 1 of the Code not later than sixty (60) days prior to the filing date or the due date (including extensions) for the Federal partnership income tax return, whichever comes earlier. Any Party that does not consent to such election in writing shall be deemed to object to such election. If all Parties consent, the TRP shall take all necessary actions to effect such election and the Parties will cooperate as needed to carry out such election. If one Party objects, the TRP shall not take any action to effect such election. Even after an effective election-out, the TRP’s rights and obligations, other than the relief from tax return filing obligations of the partnership, continue.

4.3.2 After an election-out, to avoid an unintended impairment of the election-out: The Parties will avoid, without prior coordination, any operational changes which would terminate the qualification for the election-out status; all Parties will monitor the continuing qualification of the Tax Partnership for the election-out status and will notify the other Parties if, in their opinion, a change in operations will jeopardize the election-out; and, all Parties will use, unless agreed to by them otherwise, the cumulative gas balancing method as described in Treas. Reg. 1.761-2(d)(2).

4.4	CONSENT REQUIREMENTS FOR SUBSEQUENT TAX OR FMV CAPITAL ACCOUNT ELECTIONS.

Unless stipulated differently in Section 9.3, future elections, in addition to or in amendment of those in this agreement, must be approved by the affirmative vote of two (2) or more Parties owning a majority of the working interest based upon post-Payout ownership.

5.	CAPITAL CONTRIBUTIONS AND FMV CAPITAL ACCOUNTS

The provisions of this Section 5 and any other provisions of the TPPs relating to the maintenance of the capital accounts are intended to comply with Treas. Reg. 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.

5.1	CAPITAL CONTRIBUTIONS.

The respective capital contributions of each Party to the Tax Partnership shall be (a) each Party’s interest in the oil and gas lease(s), including all associated lease and well equipment, committed to the Agreement, and (b) all amounts of money paid by each Party in connection with the acquisition, exploration, development, and operation of the lease(s), and all other costs characterized as contributions or expenses borne by such Party under the Agreement. The contribution of the leases and any other properties committed to the Tax Partnership shall be made by each Party’s agreement to hold legal title to its interest in such leases or other property as nominee of the Tax Partnership.

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5.2	FMV CAPITAL ACCOUNTS.

The FMV capital accounts shall be increased and decreased as follows:

5.2.1 The FMV capital account of a Party shall be increased by:

(i) the amount of money and the FMV (as of the date of contribution) of any property contributed by such Party to the Tax Partnership (net of liabilities assumed by the Tax Partnership or to which the contributed property is subject);

(ii) that Party’s share of Tax Partnership items of income or gain, allocated in accordance with Section 6.1; and

(iii) that Party’s share of any item described in Code 705(a)(1)(B).

In this regard, the Parties agree and stipulate that the FMV of the Rex Leases as of the date of contribution thereof to the Tax Partnership is equal to Rex’s adjusted tax basis in such Rex Leases.

5.2.2 The FMV capital account of a Party shall be decreased by:

(i) the amount of money and the FMV of property distributed to a Party (net of liabilities assumed by such Party or to which the property is subject);

(ii) that Party’s share of Tax Partnership loss and deductions, or items thereof, allocated in accordance with Section 6.1; and,

(iii) that Party’s share of any item described in Code 705(a)(2)(B) or treated as such in Treasury Regulations under Code §704(b).

5.2.3 “FMV” when it applies to property contributed by a Party to the Tax Partnership shall be assumed, for purposes of 5.2.1, to equal the adjusted tax basis in the hands of the contributing Party, as defined in Code 1011, of that property unless the Parties agree otherwise as indicated in Section 9.2.

5.2.4 As provided in Treas. Reg. 1.704-1(b)(2)(iv)(e), upon distribution of Tax Partnership property to a Party the capital accounts will be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in distributed property (not previously reflected in the capital accounts) would be allocated among the Parties if there were a disposition of such property at its FMV as of the time of distribution. Furthermore, if so agreed to in Section 9.2, under the rules of Treas. Reg. 1.704-1(b)(2)(iv)(f), the FMV capital accounts shall be revalued at certain times to reflect value changes of the Tax Partnership property.

6.	TAX PARTNERSHIP ALLOCATIONS

6.1	FMV CAPITAL ACCOUNT ALLOCATIONS.

Each item of income, gain, loss, or deduction shall be allocated to each Party as follows:

6.1.1 Actual or deemed income from the sale, exchange, distribution or other disposition of production shall be allocated to the Party entitled to such production or the proceeds from the sale of such production as provided in the Agreement. The amount received from the

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sale of production and the amount of the FMV of production taken in kind by the Parties are deemed to be identical; accordingly, such items may be omitted from the adjustments made to the Parties’ FMV capital accounts.

6.1.2 Exploration cost, IDC, operating and maintenance cost shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such cost; provided that IDC cost paid or incurred by Williams Appalachia for all wells jointly drilled by Williams Appalachia and Rex in the Project Area during the Drilling Carry Period (all terms as defined in the Participation and Exploration Agreement) will be allocated to Williams Appalachia, except  2/9ths of the IDC cost paid or incurred by Williams Appalachia will be allocated to Rex, which equates to 50% of the 40% carry ( 2/9ths x 90% = 20%). The IDC cost paid by Williams Appalachia and allocated to Rex during the Drilling Carry Period in the aggregate shall not exceed 50% of the IDC costs credited against the Drilling Carry Obligation.

6.1.3 Depreciation shall be allocated to each Party in accordance with its contribution, or obligation to contribute, to the cost of the underlying asset, except that depreciation with respect to the undivided interests in depreciable property that is paid for by Williams Appalachia during the Drilling Carry Period the cost of which is credited against the Drilling Carry Obligation shall be allocated to Rex. (For example, if Rex pays 10% and Williams Appalachia pays 90% of the cost of depreciable equipment installed on a Commitment Well of which 40% of the cost is credited against the Drilling Carry Obligation, depreciation of such equipment shall be allocated 50% to Rex and 50% to Williams Appalachia.) The depreciation allocated to Rex for costs of depreciable equipment paid by Williams Appalachia during the Drilling Carry Period in the aggregate shall not exceed the total costs of depreciable equipment credited against the Drilling Carry Obligation.

6.1.4 Simulated depletion shall be allocated to each Party in accordance with its FMV capital account adjusted basis in the applicable oil and gas property of the Tax Partnership, except that simulated depletion shall be allocated to Williams Appalachia on the amount of Code § 613A(c)(7)(D) depletable tax basis it is allocated under Section 6.2.2 below.

6.1.5 Simulated loss upon the sale, exchange, distribution, abandonment or other disposition of depletable property shall be allocated to the Parties in the ratio of their respective FMV capital account adjusted bases in the depletable property.

6.1.6 Gain (or simulated gain) upon the sale, exchange, distribution, or other disposition of depreciable or depletable property and loss upon the sale, exchange, distribution, abandonment or other disposition of depreciable property shall be allocated to the Parties so that the FMV capital account balances of the Parties with respect to such property will most closely reflect their respective percentage or fractional interests under the Agreement determined without regard to the TPPs.

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6.1.7 Costs or expenses of any other kind shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such costs or expense.

6.1.8 Any other income item shall be allocated to the Parties in accordance with the manner in which such income is realized by each Party.

6.1.9 Special Allocations.

6.1.9.1 Notwithstanding the other provisions of this Section 6.1, if any Party unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which reduces the Party’s adjusted FMV capital account balance to below zero, gross income shall be specially allocated to such Party in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the FMV capital account deficit of such Party as quickly as possible. For purposes of this Section 6.1.9, a Party’s adjusted FMV capital account balance shall be the same as the Party’s FMV capital account balance increased by the sum of (i) the amount, if any, which the Party is unconditionally obligated to contribute to the Tax Partnership, and (ii) the amount, if any, which the Party is deemed to be obligated to contribute to the Tax Partnership under Treasury Regulations under Section 704(b) of the Code.

6.1.9.2 If any Party would be allocated an item of deduction or loss that would reduce its adjusted FMV capital account balance to below zero, the Party shall be allocated only the amount of such item that would reduce its adjusted capital account balance to zero, and any remaining amount of such item shall be allocated to the other Parties.

6.1.9.3 The foregoing allocations set forth in this Section 6.1.9 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations. It is the intent of the Parties that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section. Therefore, notwithstanding any other provisions of this Section 6 (other than the Regulatory Allocations), the TRP shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Party’s FMV capital account balance is, to the extent possible, equal to the FMV capital account balance such Party would have had if the Regulatory Allocations were not part of the TPPs and all items were allocated pursuant to Section 6.1 without regard to the Regulatory Allocations. The TRP shall have the discretion to administer this Section 6.1.9.3 in any reasonable manner that eliminates, to the extent reasonably feasible, any character discrepancy between the amounts allocated under the other Sections of this Section 6.1.9 and the corresponding amounts allocated under this Section 6.1.9.3.

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6.2	TAX RETURN AND TAX BASIS CAPITAL ACCOUNT ALLOCATIONS.

6.2.1 Unless otherwise expressly provided in this Section 6.2, the allocations of the Tax Partnership’s items of income, gain, loss, or deduction for tax return and tax basis capital account purposes shall follow the principles of the allocations under Section 6.1. However, the Tax Partnership’s taxable gain or loss on the taxable disposition of a Tax Partnership property, if any, shall be allocated to the contributing Party to the extent of built-in gain or loss (as defined by Treasury Regulations under Code §704(c)).

6.2.2 The Parties recognize that under Code 613A(c)(7)(D) the depletion allowance is to be computed separately by each Party. For this purpose, each Party’s share of the Tax Partnership’s adjusted tax basis in each oil and gas property shall be equal to its contribution to the Tax Partnership’s adjusted tax basis of such property, except cost depletion will be allocated to Williams Appalachia on 25% of the adjusted tax basis in the oil and gas properties initially contributed to the Tax Partnership by Rex ; provided that if the Agreement is terminated by Williams Appalachia pursuant to Article IX of the Agreement, Williams Appalachia will retain the right to have cost depletion allocated to Williams Appalachia on 25% of the adjusted tax basis in the Rex Leases initially contributed to the Tax Partnership by Rex insofar only as to interests in Rex Leases which remain in the Tax Partnership.

6.2.3 Under Code 613A(c)(7)(D) gain or loss on the disposition of an oil and gas property is to be computed separately by each Party. According to Treas. Reg. 1.704-1(b)(4)(v), the amount realized shall be allocated as follows: (i) An amount that represents recovery of adjusted simulated depletion basis is allocated (without being credited to the capital accounts) to the Parties in the same proportion as the aggregate simulated depletion basis was allocated to such Parties under Section 6.2.2; and (ii) any remaining realization is allocated in accordance with Section 6.1.6.

6.2.4 Depreciation shall be allocated to each Party in accordance with its contribution to the Tax Partnership’s adjusted tax basis of the depreciable asset, except as otherwise provided in Section 6.1.3.

6.2.5 In accordance with Treas. Reg. 1.1245-1(e), depreciation recapture shall be allocated, to the extent possible, among the Parties to reflect their prior sharing of the depreciation.

6.2.6 In accordance with the principles of Treas. Reg. 1.1254-5, any recapture of IDC is determined and reported by each Party separately. Similarly, any recapture of depletion shall be computed separately by each Party, in accordance with its depletion allowance computed pursuant to Section 6.2.2.

6.2.7 For Tax Partnership properties with FMV capital account values different from their adjusted tax bases the Parties intend that the allocations described in this Section 6.2 constitute a “reasonable method” of allocating gain or loss under Treas. Reg. 1.704-3(a)(1).

6.2.8 Take-in-kind.

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If checked “Yes” in Section 9.2, below, each Party has the right to determine the market for its proportionate share of production. All items of income, deductions, and credits arising from such marketing of production shall be recognized by the Tax Partnership and shall be allocated to the Party whose production is so marketed.

7.	TERMINATION AND LIQUIDATING DISTRIBUTION

7.1	TERMINATION OF THE TAX PARTNERSHIP.

7.1.1 Upon termination, as provided in Code 708(b)(1)(A), the business shall be wound-up and concluded, and the assets shall be distributed to the Parties as described below by the end of such calendar year (or, if later, within ninety (90) days after the date of such termination). The assets shall be valued and distributed to the Parties in the order provided in Sections 7.1.2, 7.5, and 7.7

7.1.2 First, all cash representing unexpended contributions by any Party and any property in which no interest has been earned by any other Party under the Agreement shall be returned to the contributing Party, and the FMV capital account balance of any such Party shall be adjusted accordingly.

7.2	BALANCING OF FMV CAPITAL ACCOUNTS.

Second, the FMV capital accounts of the Parties shall be determined as described hereinafter. The TRP shall take the actions specified under Sections 7.2 through 7.5 in order to cause the ratios of the Parties’ FMV capital accounts to reflect as closely as possible their interests under the Agreement. The ratio of a Party’s FMV capital account is represented by a fraction, the numerator of which is the Party’s FMV capital account balance and the denominator of which is the sum of all Parties’ FMV capital account balances. This is hereafter referred to as the “balancing of the FMV capital accounts” and, when completed, the FMV capital accounts of the Parties shall be referred to as “balanced.”

7.3	DEEMED SALE GAIN/LOSS CHARGE BACK.

The FMV of all Tax Partnership properties shall be determined and the gain or loss for each property, which would have resulted if sold at such FMV, shall be allocated in accordance with Sections 6.1.5 and 6.1.6.

7.4	DEFICIT MAKE-UP OBLIGATION AND BALANCING CASH CONTRIBUTIONS.

If a Party has a negative FMV capital account balance, such Party shall not be obligated to contribute to the Tax Partnership an amount of money sufficient to achieve a zero balance FMV capital account; provided that in all events each Party shall be and remain obligated to bear and pay its applicable share of costs, expenses, and charges pursuant to the JOA. Any Party may contribute an amount of cash to the Tax Partnership to facilitate the balancing of the FMV capital accounts. If after these adjustments the FMV capital accounts are not balanced, Section 7.5 shall apply.

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7.5	DISTRIBUTION TO BALANCE CAPITAL ACCOUNTS.

7.5.1 If all Parties agree, any cash or an undivided interest in certain selected properties shall be distributed to one or more Parties as necessary for the purpose of balancing the FMV capital accounts.

7.5.2 Distribution of Undivided Interests.

Unless Section 7.5.1 applies, an undivided interest in each and every property shall be distributed to one or more Parties in accordance with the ratios of their FMV capital accounts.

7.6	FMV DETERMINATION.

If a property is to be valued for purposes of balancing the capital accounts and making a distributions under this Section 7, the Parties must first attempt to agree on the FMV of the property; failing such an agreement, the TRP shall cause a nationally recognized independent engineering firm to prepare an appraisal of the FMV of such property.

7.7	FINAL DISTRIBUTION.

After the FMV capital accounts of the Parties have been adjusted pursuant to Sections 7.2 to 7.5, all remaining property and interests then held by the Tax Partnership shall be distributed to the Parties in accordance with their positive FMV capital account balances.

8.	TRANSFERS, INDEMNIFICATION, AND CORRESPONDENCE

8.1	TRANSFER OF TAX PARTNERSHIP INTERESTS.

Transfers of Tax Partnership interests shall be governed by the Agreement. A Party transferring its interest, or any part thereof, shall notify the TRP in writing within two weeks after such transfer.

8.2	CORRESPONDENCE.

All correspondence relating to the preparation and filing of the Tax Partnership’s income tax returns and capital accounts shall be sent to:

(Attach separate list, if necessary)

TRP	“Attn to:” reference

Williams Production Appalachia LLC One Williams Center MD 37-5 Tulsa, OK 74172	J Kevin Vann E&P Controller

Other Parties:

Rex Energy I, LLC and R.E. Gas Development, LLC 476 Rolling Ridge Drive Suite 300 State College, PA 16801	Thomas Stabley Chief Financial Officer

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9.	ELECTIONS AND CHANGES TO ABOVE PROVISIONS

9.1	[Intentionally Omitted.]

9.2	SPECIAL TAX ELECTIONS.

With respect to Section 4.1, the Parties agree (if not applicable insert “N/A” or strike):

Yes
e) that the Tax Partnership shall elect to account for dispositions of depreciable assets under the general asset method to the extent permitted by Code 168(i)(4);	NA

f) that, upon the request of either Party, the Tax Partnership shall elect under Code 754 to adjust the basis of Tax Partnership property, with the adjustments provided in Code 734 for a distribution of property and in Code 743 for a transfer of a partnership interest. In case of distribution of property, the TRP shall adjust all tax basis capital accounts. In the case of a transfer of a partnership interest the acquiring party(ies) shall establish and maintain its (their) tax basis capital account(s);

Y
g) that the Tax Partnership shall elect under Code 6231 to be subject to the TEFRA rules.	NA
With respect to Section 4.2, Depletion the Parties agree that the Tax Partnership shall use simulated percentage depletion instead of simulated cost depletion.	Y
With respect to Section 5.2.4, under the rules of Treas. Reg. 1.704-1(b)(2)(iv)(f) the Parties agree that the FMV capital accounts shall be revalued to reflect value changes of the Tax Partnership property upon the occurrence of the events specified in (5)(i) through (iii) of said -1(b)(2)(iv)(f) regulations.	Y
With respect to Section 6.2.8, the income attributable to take-in-kind production will be reflected on the tax return.	Y

With respect to Section 5.2.3 the FMV for the listed properties are determined as follows (mark as “N/A” if not applicable; use separate sheet if necessary)

Property Description	FMV
Rex Leases as defined in the Participation and Exploration Agreement and subsequently acquired property in the AMI Area pursuant to Article X of the Participation and Exploration Agreement. FMV as referenced in the FMV column to the right is as to the Rex Leases and as of the date of contribution thereof to the Tax Partnership.	$62,763,089

9.3	[Intentionally omitted.]

THE END

API Model Tax Partnership Agreement (1997-Rev.) (Additionally Revised)	13

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the 18th day of June, 2009.

WILLIAMS PRODUCTION APPALACHIA, LLC

By:	/s/ Jeff Schmuhl
Name:	Jeff Schmuhl
Title:	Director

REX ENERGY I, LLC

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

R.E. GAS DEVELOPMENT, LLC

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

API Model Tax Partnership Agreement (1997-Rev.) (Additionally Revised)	14